UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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U.S. Xpress Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4080 Jenkins Road

Chattanooga, Tennessee 37421

NOTICE AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 annual meeting of stockholders of U.S. Xpress Enterprises, Inc., a Nevada corporation, to be held at our principal executive offices, 4080 Jenkins Road, Chattanooga, Tennessee 37421, at 10:30 a.m. local time, on Friday, May 11, 2007, for the following purposes:

1.                                       To consider and act upon a proposal to elect five (5) directors;

2.                                       To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on March 29, 2007, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof. Shares of Class A and Class B common stock may be voted at the annual meeting only if the holder is present at the annual meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT.  TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.  Returning your proxy now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

U.S. Xpress Enterprises, Inc.

Patrick E. Quinn
Co-Chairman, President, and Treasurer

Max L. Fuller
Co-Chairman, Chief Executive Officer, and Secretary

Chattanooga, Tennessee

April 11, 2007

i

4080 Jenkins Road

Chattanooga, Tennessee 37421

NOTICE AND PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2007

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies from the stockholders of U.S. Xpress Enterprises, Inc., to be voted at the annual meeting of stockholders, which will be held at our principal executive offices, 4080 Jenkins Road, Chattanooga, Tennessee 37421, at 10:30 a.m. local time, on Friday, May 11, 2007, and any adjournments thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted (1) FOR the director nominees named below, and (2) with respect to any other matters properly brought before the annual meeting, in accordance with the judgment of the proxy holders.

The proxy statement, proxy card, and our annual report on Form 10-K for the fiscal year ended December 31, 2006, were first mailed on or about April 11, 2007, to stockholders of record at the close of business on our record date of March 29, 2007. Except to the extent it is incorporated by specific reference, the enclosed copy of our 2006 annual report is not incorporated into this proxy statement and is not to be deemed a part of the proxy solicitation material.

The terms “we,” “our,” “us,” or the “Company” refer to U.S. Xpress Enterprises, Inc. and its consolidated subsidiaries.

Voting Rights

Only stockholders of record at the close of business on the record date are entitled to vote at the annual meeting, either in person or by valid proxy. Holders of Class A common stock are entitled to one (1) vote for each share held. Holders of Class B common stock are entitled to two (2) votes for each share held so long as such shares are owned by Patrick E. Quinn, Max L. Fuller, or certain members of their immediate families. In the event that any shares of our Class B common stock cease to be owned by Messrs. Quinn or Fuller or certain of their family members, such shares will be automatically converted into shares of our Class A common stock. All of the issued and outstanding shares of our Class B common stock are currently owned by Messrs. Quinn and Fuller. Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class. On March 29, 2007, the record date, there were issued and outstanding approximately 12,278,808 shares of Class A common stock, par value $0.01 per share (including 197,218 shares of restricted Class A common stock subject to certain holding provisions), entitled to cast an aggregate 12,278,808 votes on all matters subject to a vote at the annual meeting, and 3,040,262 shares of Class B common stock, par value $0.01 per share, entitled to cast an aggregate 6,080,524 votes on all matters subject to a vote at the annual meeting. The total number of shares of our common stock issued and outstanding on the record date was approximately 15,319,070, which is entitled to cast an aggregate of 18,359,332 votes on all matters subject to a vote at the annual meeting. The total number of issued and outstanding shares excludes approximately 554,485 shares of Class A common stock subject to issuance upon the exercise of outstanding stock options. Holders of unexercised options are not entitled to vote at the annual meeting. We have no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors. Votes cast at the annual meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the annual meeting.

Quorum Requirement

In order to transact business at the annual meeting, a quorum must be present. A quorum is present if the holders of a majority of the total number of shares of Class A and Class B common stock issued and outstanding as of the record date are represented at the annual meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called “abstentions”) and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called “broker non-votes”) will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the total votes cast by stockholders entitled to vote and represented in person or by proxy at the annual meeting, which means that the five (5) director nominees receiving the highest number of votes for their election will be elected.  Any other matter submitted to stockholders requires the affirmative vote of a majority of the votes of the stockholders entitled to vote and represented in person or by proxy at the annual meeting. Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to any other matter submitted to stockholders.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to our Secretary at our address, by executing a subsequent proxy and delivering it to our Secretary, or by attending the annual meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our regular employees, who will not receive any additional compensation for such services.

Annual Report

The information included in this proxy statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2006 annual report that was mailed on or about April 11, 2007, together with this notice and proxy statement, to all stockholders of record as of the record date.

How to Read This Proxy Statement

Set forth below are the proposals of our Board of Directors to be considered by stockholders at the annual meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by, and the fees of, Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm; and how stockholders may make proposals at our next annual meeting. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, stockholders will elect five (5) directors to serve as the Board of Directors until our 2008 annual meeting of stockholders or until their successors are elected and qualified. Upon the recommendation of our independent directors, our Board of Directors has nominated for election as directors Patrick E. Quinn, Max L. Fuller, James E. Hall, John W. Murrey, III, and Robert J. Sudderth, Jr., each of whom is presently serving as a director. In the absence of contrary instructions, each proxy will be voted for the election of all the proposed directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR DIRECTORSHIPS

Information concerning the names, ages, positions with us, tenure as a director, and business experience of the nominees standing for election as directors at the annual meeting is set forth below. All references to experience with us include positions with our operating subsidiaries, U.S. Xpress, Inc., a Nevada corporation, and Xpress Global Systems, Inc., a Georgia corporation.

Patrick E. Quinn, 60, has served as Co-Chairman of the Board since 1994 and as a director and our President and Treasurer since the formation of U.S. Xpress, Inc. in 1985. Mr. Quinn served as Chairman of the Truckload Carriers Association from 2001 to 2002 and Chairman of the American Trucking Associations since 2005. In addition, Mr. Quinn was appointed to the National Surface Transportation Policy and Revenue Study Commission in February 2006. He also serves on the Erlanger Hospital Board of Trustees, the Chattanooga Chamber of Commerce Board of Directors, and the board of Innovative Processing Solutions.

Max L. Fuller, 54, has served as Co-Chairman of the Board since 1994 and as a director and our Secretary since the formation of U.S. Xpress, Inc. in 1985. Effective November 2004, Mr. Fuller was appointed as our Chief Executive Officer. From August 2005 to August 2006, Mr. Fuller also served as President of Xpress Global Systems, Inc., our wholly owned subsidiary. Prior to his appointment as Chief Executive Officer, Mr. Fuller served as a Vice President from our inception in 1985. Mr. Fuller also is a director of SunTrust Bank, Chattanooga, N.A., Transplace.com, LLC, and Innovative Processing Solutions.

James E. Hall, 65, has served as a director since 2001. Mr. Hall is a principal in Hall & Associates, LLC, a government relations and transportation safety and security consulting firm. Mr. Hall is also “of counsel” to the law firm of Farmer and Luna, PLLC in Nashville, Tennessee. Mr. Hall serves as Chairman of the George Washington University Aviation Institute Advisory Board, is a director of the Chattanooga Metropolitan Airport Authority, and served on the National Academy of Engineering Committee on Combating Terrorism. Mr. Hall served as a partner of the law firm of Dillon, Hall & Lungershausen from 2001 through 2002. Previously, Mr. Hall was a member of the National Transportation Safety Board from 1993 to 2001, serving as chairman of the Board from 1994 to 2001. In 1996, Mr. Hall was appointed to the White House Commission on Aviation Safety and Security.

John W. Murrey, III, 64, has served as a director since 2003. Mr. Murrey served as a Senior Member of the law firm of Witt, Gaither & Whitaker, P.C. in Chattanooga, Tennessee until 2001. He has been a director of The Dixie Group, Inc., a floorcovering company headquartered in Chattanooga, Tennessee, since 1997 and currently serves as Chairman of its Audit Committee and as a member of its Executive and Compensation Committees. Mr. Murrey has been a director of Coca-Cola Bottling Co. Consolidated, a Coca-Cola bottler headquartered in Charlotte, North Carolina, since 1993 and currently serves on its Retirement Benefits Committee. Mr. Murrey is an Assistant Professor of Law at Appalachian School of Law.

Robert J. Sudderth, Jr., 64, has served as a director since 1998. Mr. Sudderth served as Chairman and Chief Executive Officer of SunTrust Bank, Chattanooga, N.A. from 1989 until his retirement in 2003. Mr. Sudderth has been a director of SunTrust Bank, Chattanooga, N.A. since 1983. In addition, Mr. Sudderth served as a director of The Dixie Group, Inc., a floorcovering company headquartered in Chattanooga, Tennessee, from 1983 to 2003.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

Board of Directors

Meetings. Our Board of Directors held three regularly scheduled meetings during the fiscal year ended December 31, 2006. Each director attended at least 75% of the meetings of the Board of Directors or any committee on which he served. We encourage the members of our Board of Directors to attend our annual meetings of stockholders. Two of our five directors attended the 2006 annual meeting of stockholders.

Director Independence. Our Class A common stock is listed on the NASDAQ National Market (“Nasdaq”). Therefore, it is subject to the listing standards, including standards relating to corporate governance, embodied in applicable rules promulgated by the National Association of Securities Dealers, Inc. (the “NASD”). Pursuant to NASD Rule 4350(c)(1), the Board of Directors has determined that the following directors and nominees are “independent” under NASD Rule 4200(a)(15): James E. Hall, John W. Murrey, III, and Robert J. Sudderth, Jr. In accordance with NASD Rule 4350(c)(2), our independent directors held three meetings in 2006, referred to as “executive sessions,” at which only the independent directors were present.

Communication with the Board of Directors. Stockholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at our principal executive offices at 4080 Jenkins Road, Chattanooga, Tennessee 37421.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee. Our Audit Committee operates pursuant to a written Audit Committee Charter adopted by our Board of Directors. In March 2007, the charter of the Audit Committee was amended and restated to comply with Securities and Exchange Commission (the “SEC”) Release Nos. 33-8732 and 34-54302. A copy of the Audit Committee Charter is available to stockholders on our website, located at http://www.usxpress.com.  As more fully outlined in the Audit Committee Charter, the primary functions of the Audit Committee are to select our independent registered public accounting firm and ensure its independence; to approve the services to be provided to us by our independent registered public accounting firm and the fees for such services; and to meet with our independent registered public accounting firm, internal accounting personnel, and management and to review with them matters relating to our financial statements, accounting practices and policies, and financial reporting processes. During 2006, Messrs. Hall, Murrey, and Sudderth served as the members of the Audit Committee, with Mr. Murrey serving as Chairman. The Committee held seven meetings in 2006.

Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NASD Rule 4350(d)(2). Specifically, each member of the Audit Committee:

•                  is independent under NASD Rule 4200(a)(15);

•                  meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three (3) years; and

•                  is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Financial Expert. The Board of Directors has determined that at least one “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K and NASD Rule 435o(d)(2)(A)) who has the necessary financial sophistication (as defined in NASD Rule 4350(d)(2)(A)) currently serves on the Audit Committee. The Board of Directors has identified Mr. Murrey as an audit committee financial expert who possesses the requisite financial sophistication. Mr. Murrey is independent, as independence for audit committee members is defined in applicable NASD rules.

Audit Committee Report. In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm. The Audit Committee Report for 2006 is set forth below.

The Audit Committee Report shall not be deemed to be “filed” with the SEC or to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report for 2006

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls. The Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Company retains an independent registered public accounting firm, which is responsible for conducting independent audits of the Company’s financial statements, the effectiveness of management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

In performing its duties, the Audit Committee has discussed the Company’s financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and the Company’s independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm. For the fiscal year ended December 31, 2006, the Audit Committee (i) reviewed and discussed the audited financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Ernst & Young LLP, the Company’s independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended; and (iv) has discussed with the independent registered public accounting firm its independence. The Audit Committee met with representatives of the independent registered public accounting firm without management or other persons present on three occasions during 2006 and also prior to completion of the 2006 audit during 2007.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee:

John W. Murrey, III, Chairman
James E. Hall, Member
Robert J. Sudderth, Jr., Member

The Compensation Committee

The functions of the Compensation Committee of the Board of Directors include establishing policies and plans concerning the salaries, bonuses, and other compensation of our executive officers. The Compensation Committee reviews all aspects of compensation of our executive officers; approves salaries, bonuses, stock options, and other forms of compensation for such officers; establishes and reviews policies regarding executive officer perquisites; and performs such other duties as shall be delegated to it by the Board of Directors. During 2006, Messrs. Hall, Murrey, and Sudderth served as the members of the Compensation Committee, with Mr. Sudderth serving as Chairman. The Committee met on two occasions in 2006.  The 2005 Report of the Compensation Committee is set forth below under the section titled “Executive Compensation — Compensation Committee Report on Executive Compensation.”

Compensation Committee Charter. In March 2007, the charter of the Compensation Committee was amended and restated to comply with SEC Release Nos. 33-8732 and 34-54302. A copy of the Compensation Committee Charter is available to stockholders on our website, located at http://www.usxpress.com.

Compensation Committee Interlocks and Insider Participation

 No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries, or has or had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K.

During 2006, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors.

See “Certain Relationships and Related Transactions” below for a description of certain transactions between us and other members of the Board of Directors, our executive officers, and their affiliates.

Compensation Committee Report

In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in U.S. Xpress Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee:
Robert J. Sudderth, Jr., Chairman
John W. Murrey, III
James E. Hall

Director Nominations

Director Nomination Process

The Board of Directors has no standing nominating committee or any committee performing the functions of a nominating committee. The Board believes that, based on the role of the independent directors, as described below, it is not necessary to have a standing nominating committee at this time. On April 29, 2004, the Board approved a director nomination process, pursuant to which the independent directors of the Board recommend director nominees to the full Board for approval. In selecting director nominees, the independent directors take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity. The directors believe continuity in leadership and board tenure will maximize the Board’s ability to exercise meaningful board oversight. The independent directors will generally consider as potential candidates those incumbent directors interested in standing for reelection whom the directors believe have satisfied director performance expectations, including regular attendance at, preparation for, and meaningful participation in board and committee meetings.

Under their policies, the independent directors also consider the following specific requirements:

•                  at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASD Rule 4200(a)(15);

•                  at all times, at least three (3) members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

•                  at all times, the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert” and possesses the requisite “financial sophistication.”

Only nominees approved by a majority of the independent directors are recommended to the full Board for approval. The entire Board selects nominees for election as director from persons recommended by a majority of the independent directors and considers the performance of directors in determining whether to nominate them for reelection.

Stockholder Director Nominee Recommendations

It is generally the policy of the Board to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at our principal executive offices, 4080 Jenkins Road, Chattanooga, Tennessee 37421, at least 120 days prior to the anniversary date of mailing of our proxy statement for the prior year’s annual meeting. For the 2008 annual meeting, the deadline for receiving stockholder recommendations of proposed director nominees will be December 13, 2007.  In addition, any stockholder director nominee recommendation must include the following information:

•                  the proposed nominee’s name and qualifications and the reason for such recommendation;

•                  the name and record address of the stockholder(s) proposing such nominee;

•                  the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s); and

•                  a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and us or any of our subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Director Compensation

Effective on March 2, 2006, we increased the annual retainer for our non-employee directors to $20,000 from $17,500. In addition to the annual retainer, non-employee directors receive $1,500 per Board of Directors’ meeting attended in person (or separate committee meeting attended in person), and $500 per Board of Directors’ meeting attended by telephone (or separate telephonic committee meeting). We also reimburse our non-employee directors for travel and other related expenses incurred in attending meetings. Non-employee directors have the option to accept shares of our Class A common stock in lieu of the annual retainer and meeting fees. If a non-employee director elects this option, the number of shares issued to such director in lieu of cash is determined based on (i) the amount of the annual retainer divided by the fair market value of our Class A common stock on the annual meeting date, and (ii) the amount of meeting fees divided by the fair market value of our Class A common stock on the date compensation is earned. Currently, Mr. Sudderth has opted to receive his board-related compensation in the form of stock.

In addition, each non-employee director is granted options to purchase 1,200 shares of our Class A common stock on the date he is elected or reelected. Such options are assigned at an exercise price equal to the fair market value of our Class A common stock as of the grant date and vest in equal increments of 400 shares on each of the first, second, and third anniversaries of the date of grant. Such options expire at the earlier of (i) ten (10) years from the date of grant; (ii) 13 months after the non-employee director ceases to serve as one of our directors due to death, incapacity, or retirement at or after the age of sixty-five (65); or (iii) at the time the non-employee director ceases to serve as one of our directors for any reason other than death, incapacity, or retirement at or after the age of sixty-five (65).

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service. We do, however, reimburse these directors for travel and other related expenses.

Our Executive Officers

Set forth below is certain information regarding our current executive officers, with the exceptions of our Co-Chairmen, Messrs. Quinn and Fuller, who are discussed above under “Nominees for Directorships.” All executive officers are elected annually by the Board of Directors.

Ray M. Harlin, 57, has served as our Executive Vice President of Finance and Chief Financial Officer since 1997. Mr. Harlin served as a director from 1997 until May 2004. Previously, Mr. Harlin served for 25 years in auditing and managerial positions and as a partner with Arthur Andersen LLP.

Jeffrey S. Wardeberg, 44, has served as our Executive Vice President of Operations since 2002 and Chief Operating Officer since March 2004. Previously, Mr. Wardeberg was Executive Vice President of Sales and Marketing from 2000 to 2002, Vice President of Sales and Marketing from 1998 to 2000, Director of Marketing from 1996 to 1998, and a Regional Sales Vice President from 1994 to 1996. Mr. Wardeberg served on the Board of Directors from 2003 to May 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that our officers, directors, and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2006, except that Mr. Sudderth, Jr. inadvertently failed to timely report on Form 4 the April 25, 2006 and July 20, 2006 grants of our Class A common stock in lieu of meeting fees.  These transactions have been reported in subsequent filings.  This transaction has been reported in a subsequent filing.  We make available copies of Section 16(a) forms that our directors and executive officers file with the SEC through our website at http://www.usxpress.com.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries. The Code of Ethics includes provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Ethics has been posted on our website at http://www.usxpress.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

The Compensation Committee of our Board of Directors (“Compensation Committee”) has the responsibility to review, analyze, recommend, and approve executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and our President, (ii) evaluate the performance of our CEO and our President in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO and our President based upon that evaluation.  The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our stockholders.  The Compensation Committee must also review and approve all forms of deferred compensation and incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success.  Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers.  We seek to accomplish this goal by rewarding past performance, incentivizing future performance, and aligning our executive officers’ long-term interests with those of our stockholders.  Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of stockholder value.  Our compensation philosophy is to provide overall compensation levels that (i) are sufficient to attract and retain talented executives and to motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, (iii) enhance executives’ incentives to increase our stock price and maximize stockholder value, and (iv) are consistent with our constant focus on controlling costs.  In many instances we build our compensation elements around long term retention and development together with annual rewards based on specific focus areas.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed and incentive.  Our compensation program also consists of providing our senior executive officers with specified perquisites and with employee benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of stockholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  The Compensation Committee also considers the tax consequences associated with each element of compensation.  In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than our CEO and our President, we consider the recommendations of our CEO and our President.  When setting compensation, we do not rely on rigid formulas or short-term changes in business performance.

Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking because of geographic and incentive compensation differences, we consider compensation levels of executives having similar qualifications and holding comparable positions in companies similarly situated to ours.  At the end of 2005, we engaged Towers Perrin to provide competitive market and peer group data for purposes of our review and evaluation of the overall compensation of our then four most highly compensated executive officers.  We set our 2006 compensation levels based, in part, on the Towers Perrin’s data.  We recently engaged Towers Perrin to once again provide competitive market and peer group data for purposes of reviewing our compensation packages and anticipate Towers Perrin’s data will guide us in setting compensation levels for 2007.

The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions regarding each element, fit into our overall compensation objectives and affect decisions regarding other elements.  We also discuss the specific decisions we made with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006 (collectively, the “Named Executive Officers”).  We made all such decisions in the context of reviewing Towers Perrin’s report, increasing total revenue by 26.4% compared to 2005, increasing earnings per diluted share by 45.7% compared to 2005, successfully acquiring additional equity in both Arnold Transportation Services, Inc. (“Arnold”) and Total Transportation of Mississippi, LLC and affiliated companies (collectively, “Total”), and successfully returning Xpress Global Systems, Inc to profitability.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but at a level that is modest enough to properly incentivize our executives through our incentive compensation package.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Such stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider an executive’s qualifications and experience, including, but not limited to, the executive’s industry knowledge and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance, and future potential of providing value to our stockholders.  We set our base salaries at a level that allows us to pay a portion of an executive officer’s total compensation in the form of perquisites, cash bonuses, and long term incentives.  We consider adjusting base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Base Salaries of Our Chief Executive Officer and Our President.  In January 2006, after reviewing our financial performance for the fiscal year ended December 31, 2005, and considering our compensation philosophy and the guidelines described above, the Compensation Committee approved (i) a $25,000 increase to the base salary of Max L. Fuller (our Co-Chairman of the Board, Chief Executive Officer, and Secretary) in consideration for the increasing demands associated with our size and growth, with particular focus on our acquisition and investment program, our strategic plan, and our equipment program and (ii) a $25,000 increase to the base salary of Patrick E. Quinn in continued recognition of his growing responsibilities as our Co-Chairman, President, and Treasurer and in relation to our size and growth, with particular focus on sales and marketing, government and industry relations, and facilities management  The Committee also increased Messer. Fuller’s and Quinn’s salaries in continued recognition of their effectiveness in building organizational talent and depth and executing our growth strategy.

Base Salary of Our Other Named Executive Officers.  In January 2006, after reviewing our financial performance for the fiscal year ended December 31, 2005, and considering our compensation philosophy and the guidelines described above, the Compensation Committee approved (i) a $50,000 increase to the base salary of Ray M. Harlin, our Executive Vice President of Finance and Chief Financial Officer, in continued recognition of his increased responsibilities relating, among other things, to acquisitions, financing, accounting, information systems, and growth, and (ii) a $65,000 increase to the base salary of Jeffrey S. Wardeberg, our Chief Operating Officer in continued recognition of his increased responsibilities attendant to such position.  In 2004, we acquired an equity interest in Arnold, an entity of which Michael S. Walters serves as President.  As part of this acquisition, the Board approved Mr. Walters’ salary pursuant to an employment agreement.  During 2005 and 2006, the Compensation Committee did not formally review or approve Mr. Walters’ salary as it was set at the time of the Arnold acquisition through the employment agreement.  On March 2, 2007, the Compensation Committee formally reviewed Mr. Walters’ salary and approved and ratified his salary for 2006.

The following table reflects the adjustments we made from 2005 to 2006 to the base salaries of our Named Executive Officers:

Named Executive Officer and Principal Position	2005 Base Salary ($)	2006 Base Salary ($)
Max L. Fuller, Co-Chairman and Chief Executive Officer	750,000	775,000
Patrick E. Quinn, Co-Chairman and President	750,000	775,000
Ray M. Harlin, Chief Financial Officer	350,000	400,000
Jeffrey S. Wardeberg, Chief Operating Officer	320,000	385,000
Michael S. Walters, President of Arnold	295,000	295,000
TOTAL	2,465,000	2,630,000

Incentive Compensation

On May 2, 2006, our stockholders approved our 2006 Omnibus Incentive Plan (“Omnibus Incentive Plan”).  Each of our Named Executive Officers are eligible to participate in our Omnibus Incentive Plan.  Further, Mr. Walters, as President of Arnold, participates in the Arnold Performance Bonus Program (the “Arnold Bonus Program,” and together with the Omnibus Incentive Plan, the “Incentive Plans”).  We use our Incentive Plans to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives’ and stockholders’ long-term interests by creating a strong and direct link between executive pay and stockholder return.

Omnibus Incentive Plan.  The Omnibus Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executives to remain with us over an extended period of time.  Thus, we believe our Omnibus Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

Awards under our Omnibus Incentive Plan may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  All awards granted under the Omnibus Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of Class A common stock underlying the award, if applicable, and all terms governing the award.  Payment of awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances. The Omnibus Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards, and any other form of award established by the Compensation Committee that is consistent with the Omnibus Incentive Plan’s purpose, or any combination of the foregoing.  We describe each type of award below.

Stock Options.  The Compensation Committee may grant awards in the form of stock options to purchase shares of Class A common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes. Stock options granted under the Omnibus Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee. Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”). The exercise price per share of Class A common stock for any stock option can not be less than 100% of the fair market value of a share of Class A common stock on the day that the stock option is granted.  In addition, the term of the stock option may not exceed ten years. In the case of an incentive stock option granted to an executive officer who owns, directly or indirectly (as determined by reference to Section 424(d) of the Code), at the time the option is granted, stock possessing more than 10 percent of the total combined voting power of all classes of our stock, the exercise price per share of Class A common stock for any stock option can not be less than 110% of the fair market value of a share of Class A common stock on the day that the stock option is granted, and the term of the stock option may not exceed five years. The exercise price of any stock option granted pursuant to the Omnibus Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee’s authority to adjust awards upon certain events as set forth in the Omnibus Incentive Plan. The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option is set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Class A common stock, a combination of cash and shares of Class A common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights. The Compensation Committee may grant awards in the form of stock appreciation rights, either in tandem with a stock option (“Tandem SARs”) or independent of a stock option (“Freestanding SARs”). The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Class A common stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option. A Tandem SAR is exercisable to the extent its related stock option is exercisable. Each Tandem SAR entitles the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the stock option price per share of Class A common stock, times (ii) the number of shares of Class A common stock covered by the stock option which is surrendered. Upon the exercise of a stock option as to some or all of the shares of Class A common stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Class A common stock covered by the exercise of the stock option.

Each Freestanding SAR entitles the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, times (ii) the number of shares of Class A common stock covered by the Freestanding SAR and as to which the stock appreciation right was exercised.  The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of Class A common stock or in cash, or partly in shares of Class A common stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards in the form of stock awards (for either unrestricted or restricted shares of Class A common stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common stock. Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of Class A common stock underlying such award, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish. The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units. The Compensation Committee may grant awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee other than Class A common stock.  Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards. Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  Performance awards are awards structured to qualify as deductible “performance-based” compensation for purposes of Section 162(m) of the Code. Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Omnibus Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (a) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (b) net revenues, (c) fuel surcharges, (d) accounts receivable collection or days sales outstanding, (e) cost reductions and savings (or limits on cost increases), (f) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (g) operating income, (h) operating ratio, (i) income before taxes, (j) net income, (k) earnings before interest and taxes (EBIT), (l) earnings before interest, taxes, depreciation, and amortization (EBITDA), (m) adjusted net income, (n) earnings per share, (o) adjusted earnings per share, (p) stock price, (q) working capital measures, (r) return on assets, (s) return on revenues, (t) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (u) productivity and efficiency measures (including, without limitation measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (v) cash position, (w) return on stockholders’ equity, (x) return on invested capital, (y) cash flow measures (including, without limitation, free cash flow), (z) market share, (aa) stockholder return, (bb) economic value added, or (cc) completion of acquisitions (either with or without specified size). In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility. The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer group companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, within the initial period allowed under Section 162(m) of the Code which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the cycle have been achieved. In determining the actual award to be paid to a participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the participant, based upon any objective or subjective criteria it deems appropriate.  The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Arnold Bonus Program.  The Arnold Bonus Program is an annual bonus program based upon the overall operating performance of Arnold.  Employees who have been with Arnold for at least six months are eligible to participate in this program.  The Arnold Bonus Program is designed to award Arnold employees for contributing to the overall performance of Arnold.  Bonus awards are based upon a target goal and are expressed in dollar amounts or as a percentage of the employees’ base salary, depending on among other things, the employee’s level of responsibilities.  Cash bonuses have historically been paid during the first quarter of each year, based upon the financial results for the prior year-ended December 31.  The Arnold Bonus Program was in effect at the time we increased our ownership in Arnold, and the Board, by approving the terms of the acquisition, approved the terms of the bonus program.

Incentive Compensation of Our Named Executive Officers.  As of April 2006, the Omnibus Incentive Plan had not yet been approved by our stockholders, but the Compensation Committee determined it was in our best interest to provide the Named Executive Officers, other than Mr. Walters, with some form of incentive compensation.  Thus, on April 6, 2006, the Compensation Committee approved restricted stock awards pursuant to our 2002 Stock Incentive Plan, which plan was previously filed as Annex A to our Proxy Statement for our 2002 Annual Meeting of Stockholders, to our Named Executive Officers, other than Mr. Walters, in the following amounts:

Named Executive Officer	Restricted Shares (#)
Max L. Fuller	25,000
Patrick E. Quinn	25,000
Ray M. Harlin	10,000
Jeffrey S. Wardeberg	10,000

Subject to the terms of the award notices, 25% of the restricted share awards will vest on each of the first through fourth anniversaries of the date of grant.  The primary purpose of these time-vesting awards was retention.  The secondary purpose was alignment with stockholder interests, as the recipients have the incentive to attempt to increase the share price and therefore stockholder value.

As part of the negotiated terms of increasing our ownership interest in Arnold, we granted restricted stock awards to Mr. Walters of 4,265 and 11,800 shares, respectively.  Subject to the terms of the award notices, the grant of 4,265 shares will be fully vested no later than December 8, 2009, and the grant of 11,800 shares will be fully vested no later than December 8, 2008.  The primary purpose of these time-vesting awards was retention.  The secondary purpose was alignment with stockholder interests, as Mr. Walters has the incentive to attempt to increase the share price and therefore stockholder value.

After receiving stockholder approval of the Omnibus Incentive Plan and in addition to the foregoing awards, the Compensation Committee set performance-based bonus opportunities under which each of our Named Executive Officers, other than Mr. Walters, was eligible to receive 25% of their respective base salaries in the form of restricted stock and 75% of their respective base salaries in the form of a cash bonus.  These awards were based upon us achieving a pre-tax earnings target, which we did not achieve in 2006.  See the Grants of Plan-Based Awards table for more information.

Despite not reaching the target in 2006, our company improved its performance over 2005 in a soft freight environment and was designated as a Forbes’ Platinum 400 company.  In addition, Xpress Global Systems returned to profitability and generated $4.4 million of operating income, we increased our ownership in Arnold Transportation Services and Total Transportation to 80%, we acquired a 49% interest in Abilene Motor Express, and we achieved the second best performance year in our company’s history.  Our Named Executive Officers played a key role in these improvements.  Accordingly, the Compensation Committee approved a $75,000 cash bonus for each of Messrs. Fuller and Quinn and a $50,000 cash bonus for each of Messrs. Harlin and Wardeberg.

For 2006, the performance target for the Arnold Bonus program was based solely on EBITDA.  Based upon Arnold achieving the EBITDA target, Mr. Walters was awarded a cash bonus of $75,000, which represented approximately 25% of his base salary.

In October 2006, the Compensation Committee recommended to the Board, and the Board approved, an extension to the expiration date of outstanding option grants to Messrs. Harlin and Wardeberg.  The extension had the following effect: (i) Mr. Harlin’s option to purchase 50,000 shares of our Class A common stock at an exercise price of $18.75 per share, originally granted on July 3, 1997, and previously set to expire on July 3, 2007, was amended to expire on July 3, 2012; and (ii) Mr. Wardeberg’s option to purchase 5,000 shares of our Class A common stock at an exercise price of $19.125 per share, originally granted on September 18, 1997, and previously set to expire on September 18, 2007, was amended to expire on September 18, 2012.  The Compensation Committee extended the expiration date of these stock options as a retention device for these senior executives.

On April 6, 2007, the Compensation Committee approved restricted stock awards to the Named Executive Officers, other than Mr. Walters, under our 2006 Omnibus Incentive Plan.  The Compensation Committee established each individual executive officer’s restricted stock award after considering a variety of factors, including the company’s and the executive officer’s recent performance.  Messrs. Fuller and Quinn were each awarded 50,000 restricted shares and Messrs. Harlin and Wardeberg were each awarded 25,000 restricted shares.  Subject to the terms of the award notices one-third of the restricted share awards will vest on each of the third through fifth anniversaries of the date of grant.  Similar to the awards made on April 6, 2006, the primary purpose of these time-vesting awards was retention and the secondary purpose was alignment with stockholder interests, as the recipients have the incentive to attempt to increase the share price and therefore stockholder value.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently.  The costs of these benefits constitute only a small percentage of each executive’s total compensation. In setting the amount of these benefits, the Compensation Committee considers (i) each executive’s position and scope of responsibilities, and (ii) all other elements comprising the executive’s compensation.  In 2006, we provided the following additional compensation to our Named Executive Officers: (i) each Named Executive Officer was provided either a company-owned vehicle or a cash vehicle allowance, (ii) each Named Executive Officer, other than Mr. Walters, used our corporate airplane for personal travel, and (iii) each Named Executive Officer, other than Mr. Walters, was reimbursed for certain medical expenses.  During 2006, we also (i) paid certain club initiation fees and dues for Messrs. Quinn, Fuller, and Harlin, and (ii) paid certain life insurance premiums for Messrs. Quinn, Fuller, and Walters.  See “Executive Compensation—Summary Compensation Table” below for the aggregate dollar amount of all perquisites provided to each of our Named Executive Officers.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Employee Benefits Paid to Our Named Executive Officers.  In 2006, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed to the 401(k) Plan account of each of our Named Executive Officers, which amount is included in “All Other Compensation” in the Summary Compensation Table below.

Employment Agreements

We currently do not have employment contracts, severance agreements, or change-of-control agreements with any of our Named Executive Officers, other than with Mr. Walters. As part of the negotiated terms of increasing our ownership interest in Arnold, we negotiated an employment agreement with Mr. Walters.  The employment agreement is a standard agreement that provides Mr. Walters with a specified salary and other benefits in exchange for him agreeing not to compete with us if he were to leave our company.  Subject to the terms of the agreement, if we were to terminate Mr. Walters’ employment other than for “cause,” as set forth in the agreement, we would be obligated to pay Mr. Walters his salary through December 31, 2009.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the fiscal year 2006 awarded to, earned by, or paid to those persons who were, at December 31, 2006, (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2006 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Max L. Fuller,	2006	768,269	75,000	95,016	—	—	279,443	1,217,728
Chief Executive Officer, Co-Chairman, Secretary, and President-Xpress Global Systems, Inc.
Patrick E. Quinn,	2006	768,269	75,000	95,016	—	—	277,527	1,215,812
Co-Chairman, President, and Treasurer
Ray M. Harlin,	2006	386,539	50,000	38,006	238,955	—	54,183	767,683
Chief Financial Officer and Executive Vice President-Finance
Michael S. Walters,	2006	294,430		96,965	—	75,000	16,322	482,717
President-Arnold Transportation Services, Inc.
Jeffrey S. Wardeberg,	2006	367,500	50,000	38,006	22,743	—	35,875	514,124
Chief Operating Officer

(1)             See the Compensation Discussion and Analysis for a description of these bonus amounts.

(2)             This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock awards granted to each Named Executive Officer, in 2006 as well as prior fiscal years, in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 2 of our financial statements as provided in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC.  For information on the valuation assumptions with respect to grants made prior to 2006, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end.  See the Grants of Plan-Based Awards Table for information on awards made in 2006.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)             This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each Named Executive Officer, in 2006 as well as prior fiscal years, in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 2 of our financial statements as provided in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC.  For information on the valuation assumptions with respect to grants made prior to 2006, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end.  See the Compensation Discussion and Analysis for further discussion with respect the options underlying these amounts.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)             See the Grants of Plan-Based Awards Table for additional information.

(5)             See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums(6) ($)	Contributions to Retirement and 401(k) Plans ($)	Total ($)
Max L. Fuller	2006	110,651	(1)	162,192	6,600	279,443
Patrick E. Quinn	2006	110,297	(2)	160,630	6,600	277,527
Ray M. Harlin	2006	47,583	(3)		6,600	54,183
Michael S. Walters	2006	10,708	(4)		5,614	16,322
Jeffrey S. Wardeberg	2006	33,989	(5)		1,886	35,875

(1)             During 2006, Mr. Fuller received certain other benefits in addition to his salary, including, use of a company-owned vehicle, limited use of the company-owned aircraft for personal travel, and reimbursement for certain medical expenses.  Additionally, during 2006 we paid certain club initiation fees and dues for Mr. Fuller.  With the exception of the use of a company-owned aircraft, none of the personal benefits provided to Mr. Fuller exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.  The incremental cost of Mr. Fuller’s use of the company-owned aircraft was $81,881 and includes the variable costs incurred as a result of personal flight activity, a portion of ongoing maintenance and repairs, aircraft fuel, and any travel expenses for the flight crew.  The calculation of the incremental cost excludes non-variable costs, which would have been incurred regardless of whether there was any personal use of the aircraft.

(2)             During 2006, Mr. Quinn received certain other benefits in addition to his salary, including, use of a company-owned vehicle, limited use of the company-owned aircraft for personal travel, and reimbursement for certain medical expenses.  Additionally, during 2006 we paid certain club initiation fees and dues for Mr. Quinn.  With the exception of the use of a company-owned vehicle and aircraft, none of the personal benefits provided to Mr. Quinn exceeded the greater of $25,000 or 10% of the personal benefits he received during 2006.  The incremental cost of Mr. Quinn’s use of a company-owned vehicle was $27,865 and was calculated based on the depreciation expense we recognized with respect to that vehicle. The incremental cost of Mr. Quinn’s use of the company-owned aircraft was $75,422 and includes the variable costs incurred as a result of personal flight activity, a portion of ongoing maintenance and repairs, aircraft fuel, and any travel expenses for the flight crew.  The calculation of the incremental cost excludes non-variable costs, which would have been incurred regardless of whether there was any personal use of the aircraft.

(3)             During 2006, Mr. Harlin received certain other benefits in addition to his salary, including, a cash vehicle allowance, limited use of the company-owned aircraft for personal travel, and reimbursement for certain medical expenses.  Additionally, during 2006 we paid certain club initiation fees and dues for Mr. Harlin.  None of the personal benefits provided to Mr. Harlin exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(4)             During 2006, Mr. Walters received certain other benefits in addition to his salary, including, use of a company-owned vehicle.  Additionally, during 2006 we paid certain term life insurance premiums on behalf of Mr. Walters.  None of the personal benefits provided to Mr. Walters exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(5)             During 2006, Mr. Wardeberg received certain other benefits in addition to his salary, including, a cash vehicle allowance, limited use of the company-owned aircraft for personal travel, and reimbursement for certain medical expenses.  None of the personal benefits provided to Mr. Wardeberg exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(6)             During 2006, we paid certain life insurance premiums on behalf of Messrs. Quinn and Fuller, as a result of arrangements entered into during a time when split-dollar insurance policies were common.

Narrative to the Summary Compensation Table

See “Executive Compensation — Compensation Discussion and Analysis” for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during the fiscal year 2006.

		Estimated Future Payouts			Estimated Future Payouts			All Other Stock Awards: Number of		All Other Option Awards: Number of	Exercise or	Grant Date Fair Value
		Under Non-Equity			Under Equity			Shares of		Securities	Base Price	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or		Underlying	of Option	and Option
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)	Awards(6) ($/Sh)	Awards(7) ($)
Max L. Fuller	1/27/06	172,860		576,202	3,498		11,661	—			—	—
	4/6/06	—		—	—		—	25,000	(3)		20.27	506,750
Patrick E. Quinn	1/27/06	172,860		576,202	3,498		11,661	—			—	—
	4/6/06	—		—	—		—	25,000	(3)		20.27	506,750
Ray M. Harlin	1/27/06	86,971		289,905	1,760		9,867	—			—	—
	4/6/06	—		—	—		—	10,000	(3)		20.27	202,700
Michael S. Walters	2/28/06	—		—	—		—	4,265	(4)		17.06	72,761
	2/28/06	—		—	—		—	11,800	(5)		17.06	201,308
	1/1/06	37,500		75,000	—		—	—
Jeffrey S. Wardeberg	1/27/06	82,688		275,625	1,674		5,578	—			—	—
	4/6/06	—		—	—		—	10,000	(3)		20.27	202,700

(1)             These columns represent the potential value of the payout for each Named Executive Officer based upon the attainment of specified performance targets, including the threshold and maximum targets, that were established by the Compensation Committee and as discussed in more detail in the Compensation Discussion and Analysis.  The potential payouts are performance-driven and therefore completely at risk.  As reflected in the Summary Compensation Table and as discussed in the Compensation Discussion and Analysis, Mr. Walters was the only Named Executive Officer that received non-equity incentive compensation for 2006.

(2)             This column represents the potential number of shares of stock to be awarded to each Named Executive Officer based upon the attainment of specified performance targets, including the threshold and maximum targets, that were established by the Compensation Committee and as discussed in more detail in the Compensation Discussion and Analysis.

(3)             This represents the number of restricted stock awards granted in 2006 to the Named Executive Officer. Subject to the terms of the award notices, 25% of the restricted stock awards will vest on each of the first through fourth anniversaries of the date of grant.

(4)             This represents the number of restricted stock awards granted on February 28, 2006 to Mr. Walters.  As more fully described in the Compensation Discussion and Analysis, this grant will vest in full no later than December 8, 2009.

(5)             This represents the number of restricted stock awards granted on February 28, 2006 to Mr. Walters.  As more fully described in the Compensation Discussion and Analysis, this grant will vest in full no later than December 8, 2008.

(6)             This column represents the exercise price for the stock awards granted, which was the closing price of our stock on the grant date.

(7)             This column represents the full grant date fair value of the stock awards under SFAS 123R granted to the Named Executive Officers in 2006.  The fair value was calculated using the closing price of our common stock on the grant date.  The fair value of the stock awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 2 of our financial statements in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC.  These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Narrative to Grants of Plan-Based Awards

See “Executive Compensation — Compensation Discussion and Analysis” for a complete description of (i) the performance targets for payment of incentive awards, and (ii) the stock awards that we granted during the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2006.  All outstanding equity awards are in shares of our Class A Common Stock.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Max L. Fuller	5/15/02	30,000		11.50	5/15/12	—	—
	2//5/04	50,000		13.90	2/05/14	—	—
	4/6/06	—		—	—	25,000(1)	411,750
Patrick E. Quinn	5/15/02	30,000		11.50	5/15/12	—	—
	2//5/04	50,000		13.90	2/05/14	—	—
	4/6/06	—		—	—	25,000(1)	411,750
Ray M. Harlin	7/3/97	50,000		18.75	7/03/12	—	—
	9/30/98	8,000		12.25	9/30/08	—	—
	2/28/00	25,000		6.50	2/28/10	—	—
	7/01/00	50,000		8.06	7/01/10	—	—
	5/15/02	18,000		11.50	5/15/12	—	—
	2/05/04	15,000		13.90	2/05/14	—	—
	4/6/06	—		—	—	10,000(1)	164,700
Michael S. Walters	2/28/06	—		—	—	4,265(2)	70,244
	2/28/06					11,800(3)	194,347
Jeffrey S. Wardeberg	9/18/97	5,000		19.13	9/18/12	—	—
	9/30/98	2,500		12.25	9/30/08	—	—
	2/28/00	10,000		6.50	2/28/10	—	—
	1/25/01	7,500		6.88	1/25/11	—	—
	5/15/02	9,000		11.50	5/15/12	—	—
	2/05/04	20,000		13.90	2/05/14	—	—
	4/6/06	—		—	—	10,000(1)	164,700

(1)             Subject to the terms of the award notices, 25% of the restricted stock awards will vest on each of the first through fourth anniversaries of the date of grant.

(2)             As more fully described in the Compensation Discussion and Analysis, and subject to the terms of the award notices, this grant will vest in full no later than December 8, 2009.

(3)             As more fully described in the Compensation Discussion and Analysis, and subject to the terms of the award notices, this grant will vest in full no later than December 8, 2008.

(4)             The market value was calculated by multiplying the closing market price of our stock on December 31, 2006, by the number of shares that have not vested.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year 2006.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards ($)	Option Awards(3)(4) ($)	Non-Equity Incentive plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James E. Hall	29,500			8,514				38,014
John W. Murrey, III	31,000			8,514				39,514
Robert J. Sudderth, Jr.	29,500	(2)		8,514				38,014

(1)             This column represents the amount of cash compensation earned in 2006 for Board and committee service.

(2)             Mr. Sudderth opted to receive his board-related compensation in the form of stock.

(3)             This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each director, in 2006 as well as prior fiscal years, in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 2 of our financial statements in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC.  For information on the valuation assumptions with respect to grants made prior to 2006, refer to the notes of our financial statements in the Form 10-K for the respective year-end.  These amounts reflect our accounting expense to be recognized over the full vesting period, and do not correspond to the actual value that will be recognized by the directors.

(4)             As at December 31, 2006, (i) Mr. Hall had 7,200 outstanding option awards; (ii) Mr. Murrey had 4,800 outstanding option awards; and (iii) Mr. Sudderth had 10,800 outstanding option awards.

Narrative to the Director Compensation Table

Effective on March 2, 2006, we increased the annual retainer for our non-employee directors to $20,000 from $17,500. In addition to the annual retainer, non-employee directors receive $1,500 per Board of Directors’ meeting attended in person (or separate committee meeting attended in person), and $500 per Board of Directors’ meeting attended by telephone (or separate telephonic committee meeting). We also reimburse our non-employee directors for travel and other related expenses incurred in attending meetings. Non-employee directors have the option to accept shares of our Class A common stock in lieu of the annual retainer and meeting fees. If a non-employee director elects this option, the number of shares issued to such director in lieu of cash is determined based on (i) the amount of the annual retainer divided by the fair market value of our Class A common stock on the annual meeting date, and (ii) the amount of meeting fees divided by the fair market value of our Class A common stock on the date compensation is earned. Currently, Mr. Sudderth has opted to receive his board-related compensation in the form of stock.

In addition, each non-employee director is granted options to purchase 1,200 shares of our Class A common stock on the date he is elected or reelected. Such options are assigned at an exercise price equal to the fair market value of our Class A common stock as of the grant date and vest in equal increments of 400 shares on each of the first, second, and third anniversaries of the date of grant. Such options expire at the earlier of (i) ten (10) years from the date of grant; (ii) 13 months after the non-employee director ceases to serve as one of our directors due to death, incapacity, or retirement at or after the age of sixty-five (65); or (iii) at the time the non-employee director ceases to serve as one of our directors for any reason other than death, incapacity, or retirement at or after the age of sixty-five (65).

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service. We do, however, reimburse these directors for travel and other related expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of March 29, 2007, the number and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each of our directors and named executive officers, and by all of our directors and executive officers as a group. We had issued and outstanding approximately 12,278,808 shares of Class A and 3,040,262 shares of Class B common stock as of March 29, 2007 (including 197,218 shares of restricted Class A common stock subject to certain holding provisions).

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Class A & Class B Common	Patrick E. Quinn	2,993,665	(4)	11.9% of Class A 50% of Class B 19.4% of Total (5)
Class A & Class B Common	Max L. Fuller	2,819,753	(6)	10.5% of Class A 50% of Class B 18.3% of Total (7)
Class A Common	Ray M. Harlin	213,924		1.7% of Class A 1.4% of Total
Class A Common	Jeffrey S. Wardeberg	65,924		*
Class A Common	James E. Hall	6,000		*
Class A Common	John W. Murrey, III	3,600		*
Class A Common	Robert J. Sudderth, Jr.	24,165		*
Class A Common	Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, LTD., Galleon Buccaneer’s Offshore, LTD., and SG AM AI EC IV (8)	1,231,473		10.2% of Class A 8.1% of Total
Class A Common	Goldman Sachs Asset Management, L.P. (9)	1,219,325		10.1% of Class A 8.1% of Total
Class A & Class B Common	All directors and executive officers as a group (7 persons)	6,127,031		39.6% of Total

*                    Less than 1% of Class A common stock.

(1)             The business address of each director and named executive officer is 4080 Jenkins Road, Chattanooga, Tennessee 37421.

(2)             Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Class A common stock underlying options and restricted stock awards that are currently exercisable or will be exercisable within 60 days following March 29, 2007 held by the following individuals: Mr. Quinn – 80,000 shares; Mr. Fuller – 80,000 shares; Mr. Harlin – 166,000 shares; Mr. Hall – 6,000 shares; Mr. Murrey – 3,600 shares; Mr. Sudderth – 9,600 shares; and Mr. Wardeberg – 54,000 shares. Share amounts include shares of Class A common stock allocated to the accounts of the following individuals under our 401(k) plan: Mr. Quinn – 2,679 shares, Mr. Fuller –10,788 shares, and Mr. Harlin – 8,494.

(3)             Shares of Class A common stock underlying stock options that are currently exercisable or will be exercisable within 60 days following March 29, 2007 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(4)             Comprised of 1,390,855 shares of Class A common stock and 1,520,131 shares of Class B common stock. Does not include 300,000 shares of Class A common stock held by the Quinn Family Partnership, as to which shares Mr. Quinn disclaims beneficial ownership. Mr. Quinn’s spouse is the general partner of the Quinn Family Partnership.

(5)             Based on the aggregate number of shares of Class A and Class B common stock held by Mr. Quinn. The Class A common stock is entitled to one (1) vote per share, and the Class B common stock is entitled to two (2) votes per share. Mr. Quinn beneficially owns shares of Class A and Class B common stock with 24.5% of the voting power of all outstanding voting shares.

(6)             Comprised of 1,208,834 shares of Class A common stock and 1,520,131 shares of Class B common stock. Does not include 344,916 shares of Class A common stock held by the Fuller Family Partnership, as to which shares Mr. Fuller disclaims beneficial ownership. Mr. Fuller’s spouse is a general partner of the Fuller Family Partnership.

(7)             Based on the aggregate number of shares of Class A and Class B common stock held by Mr. Fuller. The Class A common stock is entitled to one (1) vote per share and the Class B common stock is entitled to two (2) votes per share. Mr. Fuller beneficially owns shares of Class A and Class B common stock with 23.5% of the voting power of all outstanding voting shares.

(8)             The principle business address of Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, LTD., Galleon Buccaneer’s Offshore, LTD., and SG AM AI EC IV is 590 Madison Avenue, 34th Floor, New York, New York 10022. Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, LTD., Galleon Buccaneer’s Offshore, LTD., and SG AM AI EC IV report that they have shared voting power and shared dispositive power over, respectively, 194,390, 756,993, 240,790, and 39,300 shares of our Class A common stock, respectively. The reported information is based solely upon the Schedule 13G/A filed by Raj Rajaratnam, Galleon Management, L.L.C., Galleon Management, L.P., Galleon Advisors, L.L.C., Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, LTD., Galleon Buccaneer’s Offshore, LTD., and SG AM AI EC IV with the SEC on February 13, 2007.  Because of investment advisory and management relationships, Raj Rajaratnam, Galleon Management, L.L.C., Galleon Management, L.P., and Galleon Advisors, L.L.C. reported on the December 31, 2006 Schedule 13G/A.  However, Raj Rajaratnam, Galleon Management, L.L.C., Galleon Management, L.P., and Galleon Advisors, L.L.C. disclaim any beneficial ownership of the shares reported therein, except to the extent of any pecuniary interests therein.

(9)             The principle business address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York  10005. Goldman Sachs Asset Management, L.P. reported that it has sole voting power over 1,219,325 shares, and sole dispositive power over 1,219,325 shares, of our Class A common stock. The reported information is based solely upon the Schedule 13G filed by Goldman Sachs Asset Management, L.P. with the SEC on February 8, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a policy that transactions with affiliated persons or entities must be reviewed and pre-approved by our Audit Committee on an ongoing basis.

The information set forth herein briefly describes certain transactions between us and certain affiliated parties. We believe that the terms of these transactions are comparable to the terms that could be obtained from unaffiliated parties.

Innovative Processing Solutions. Messrs. Quinn and Fuller own 100% of the outstanding common stock of Innovative Processing Solutions (“IPS”), a company that purchased the assets of Transcommunications, Inc. We utilize IPS charge cards for over-the-road fuel purchases, driver advances, and driver payroll. We paid IPS an aggregate of approximately $333,000 in fees for these services in 2006. IPS also provides communications services to us and our drivers and we paid approximately $190,000 for these services in 2006.  Finally, IPS owns 30% of the outstanding stock of a provider of onboard computers for the trucking industry.  During 2006, the Company paid this provider $6.7 million primarily for communications hardware.

Leased Facilities. An office and a terminal in Tunnel Hill, Georgia, and a terminal in Oklahoma City, Oklahoma, used by us during 2005 are owned by Q&F Realty, LLC, of which Messrs. Quinn and Fuller own 100% of the membership interests. These facilities are leased to two of our operating subsidiaries at, in management’s opinion, fair market rent. In the aggregate, rental payments to Q&F from such subsidiaries in the year ended December 31, 2006, were approximately $976,000.

Substantially all of Messrs. Quinn and Fuller’s business time is spent on our business and affairs. In the case of each of the other companies in which Messrs. Quinn and Fuller own an interest, such company has other active, full-time management personnel who operate its business.

Certain Family Relationships. Lisa M. Pate, the daughter of Mr. Quinn, is employed by us as Vice President and General Counsel. Patrick Brian Quinn, the son of Mr. Quinn, is employed by us as Vice President — Marketing Analysis and Sales Administration. William E. Fuller, the son of Mr. Fuller, is employed as Vice President and General Manager of Xpress Direct. Christopher Fuller, the son of Mr. Fuller, is employed as a customer service representative for Xpress Direct.  During 2006, these four individuals received aggregate compensation from us in the amount of $461,000.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The principal independent registered public accounting firm utilized by us during fiscal 2006 was Ernst & Young, which has served as our independent registered public accounting firm since May 2002. Representatives of Ernst & Young are expected to be present at the annual meeting, to be available to respond to appropriate questions raised by stockholders, and to make a statement if they desire. The Audit Committee has not yet selected a principal accountant for the current year.

Principal Accounting Fees and Services

Ernst & Young billed us the following amounts for services provided in the following categories during the fiscal years ended December 31, 2006 and 2005, all of which were approved by our Audit Committee pursuant to the procedures described below:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$803,704	$668,150
Audit-Related Fees (2)	$96,000	$55,128
Tax Fees (3)	$35,400	$19,447
All Other Fees (4)	$3,500	$3,000
Total	$938,604	$745,725

(1)             Represents the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements, audit of management’s assessment of the effectiveness of internal controls over financial reporting, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years.

(2)             Represents the aggregate fees billed for assurance and related services by Ernst & Young for the audit of our Xpre$$avings 401(k) Plan, accounting consultation related to acquisitions, and services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)             Represents the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance, tax advice, and tax planning.

(4)             Represents fees for a subscription to a technical service provided by Ernst & Young.

Our Audit Committee maintains a policy pursuant to which it pre-approves all audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm’s independence. In addition, our Audit Committee has pre-approved up to $50,000 of fees related to accounting consultation, and has pre-approved up to $50,000 of fees related to tax consulting. A summary report of such fees is reviewed by the Audit Committee on a quarterly basis. The Chairman of the Audit Committee also has the power to approve any auditor fees up to an aggregate of $50,000 in addition to the fees set forth above. Any auditor fees above the foregoing amounts must be approved by the Audit Committee. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended December 31, 2006.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our annual meeting of stockholders following completion of our fiscal year ended December 31, 2007, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before December 13, 2007. However, if the date of such annual meeting is more than thirty (30) days before or after May 11, 2008, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to our annual meeting following completion of our fiscal year ended December 31, 2007, will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals to be considered at our annual meeting following completion of our fiscal year ended December 31, 2007, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by February 26, 2008. However, if the date of the 2007 annual meeting of stockholders is more than thirty (30) days before or after May 11, 2008, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our 2008 proxy statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to us at our principal executive offices, 4080 Jenkins Road, Chattanooga, Tennessee 37421, to the attention of Max L. Fuller, Secretary. Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

The Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

U.S. Xpress Enterprises, Inc.

Patrick E. Quinn
Co-Chairman, President, and Treasurer

Max L. Fuller
Co-Chairman, Chief Executive Officer, and Secretary

April 11, 2007